Exhibit 10.10

EXECUTION

LEASE

THIS LEASE (“Lease”) is dated as of February 4, 2013 (“Effective Date”) between the Landlord and the Tenant named below, and is of space in the Building described below.

Preamble

Landlord and Tenant desire to enter into a long term lease arrangement providing for the build out and lease of premises consisting of approximately 61,226 rentable square feet in the Building (the “Permanent Space”) in accordance with the terms and conditions set forth in a document entitled, “Lease Proposal Foundation Medicine”, dated January 14, 2013 (the “Lease Proposal”). Pending the negotiation of that lease and the improvement of the Permanent Space, Landlord agrees to provide a short term lease for premises located outside the Permanent Space on the first floor of the Building in order to accommodate Tenant’s relocation needs subject to the terms and provisions as hereinafter set forth.

ARTICLE I

BASIC DATA; DEFINITIONS

1.1 Basic Data. Each reference in this Lease to any of the following terms shall be construed to incorporate the data for that term set forth in this Section:

Landlord: 150 Second Street, LLC, a Delaware limited liability company.

Landlord’s Address: c/o Skanska USA Commercial Development Inc., 253 Summer Street Boston, MA 02210, Attn: Shawn Hurley.

Tenant: Foundation Medicine, Inc., a Delaware corporation.

Tenant’s Address: Prior to the Term Commencement Date: 300 One Kendall Square, Suite B3501, Cambridge, MA 02139. After the Term Commencement Date: 150 Second Street, Cambridge, MA 02139.

Building: The building located at 150 Second Street, Cambridge, Massachusetts.

Land: The parcel of land upon which the Building is situated as further described on the attached Exhibit A.

Property: The Land together with the Building and other improvements thereon.

Premises: The space located on the first floor of the Building and shown on the plan attached hereto as Exhibit B.

Premises Rentable Area: Approximately, but no greater than 10,000 rentable square feet.

Base Rent: The Base Rent for the Term is $12,250.00 per month inclusive of all charges for real estate taxes, insurance and operating expenses except as expressly set forth herein and subject to adjustment as provided in Section 3.2.

Additional Rent: All charges and sums which Tenant is obligated to pay to Landlord pursuant to the provisions of this Lease, other than and in addition to Base Rent.

Rent: Base Rent and Additional Rent.

Term Commencement Date: See Section 4.1.

Rent Commencement Date: The Term Commencement Date.

Expiration Date: The earlier of: (i) the last day of the twelfth (12th) month following the Term Commencement Date; or (ii) the Early Termination Date as defined in Section 2.4.

Term: The period commencing on the Term Commencement Date and expiring at 11:59 p.m. on the Expiration Date, unless terminated sooner on an Early Termination Date as defined in Section 2.4 or otherwise as provided herein.

General Liability Insurance: $2,000,000.00 per occurrence/$5,000,000.00 aggregate (combined single limit) for property damage, bodily injury and death.

Permitted Use: General office purposes.

Brokers: Jones Lang LaSalle and Richards Barry Joyce & Partners.

Agents: Officers, directors, members, managers, partners, employees, servants, agents and representatives.

Force Majeure: Collectively and individually, strikes, lockouts or other labor troubles, fire or other casualty, accidents, acts of God, governmental preemption of priorities or other controls in connection with a national or other public emergency, shortages of fuel, supplies or labor, or any other cause, whether similar or dissimilar, beyond the reasonable control of the party required to perform an obligation, excluding financial constraints of such party.

Business Days: All days except Saturdays, Sundays, and other days when federal or state banks in the Commonwealth of Massachusetts are not open for business.

Normal Business Hours: 8:00 a.m. to 6:00 p.m. on all Business Days.

Applicable Law: All laws, rules, regulations, statutes, orders, ordinances, by-laws, permitting and licensing requirements, as amended from time to time, including without limitation, the Americans With Disabilities Act of 1990 and any applicable state and local regulations regarding architectural access or comparable regulations imposed by any Governmental Authority.

Governmental Authority: All governmental or quasi governmental bodies, agencies, departments, boards, offices, commissions or authorities possessing or claiming jurisdiction with regard to the Tenant or the Property.

1.2 Exhibits. All Exhibits attached hereto are incorporated herein by reference.

ARTICLE II

PREMISES, APPURTENANT RIGHTS AND RESERVATIONS;

EARLY TERMINATION

2.1 Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, to have and to hold, for the Term and upon the terms and conditions set forth herein.

(a) Exceptions/Exclusions. Excepted and excluded from the Premises and the Common Facilities are the ceiling, floor, perimeter walls and exterior windows (except the inner surface of each thereof), and any space in the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, but the entry doors to the Premises are a part thereof, together with related glass and finish work. Landlord shall have the right to place in the Premises (making reasonable efforts not to materially interfere with Tenant’s use of the Premises) interior storm windows, sun control devices, utility lines, cables and wiring, equipment, stacks, pipes, conduits, ducts and the like.

2.2 Appurtenant Rights and Landlord Reservations.

(a) Appurtenant Rights; Parking.

Subject to the matters set forth in subsection (i) below, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with Landlord and others, public or common lobbies, hallways, loading docks and common walkways necessary for access to the Building and the Premises, common bathrooms; and other areas or facilities (if any) which are located in or on the Property and designated by Landlord from time to time for the non-exclusive use of tenants and other occupants of the Building (collectively, the “Common Facilities”).

Tenant’s employees and invitees shall be entitled to use up to ten (10) parking spaces on an unreserved, non-exclusive basis, of which seven (7) of such parking spaces shall be located in the Building garage at a monthly fee of $225 per space and three (3) of such parking spaces shall be located in the surface lot adjacent to the Building at a monthly fee of $175 per space. If additional parking spaces are available in the Building garage or adjacent surface lot at any time during the Term, Tenant shall have the right to use such additional spaces on a monthly basis at the lesser of the rates set forth in the preceding sentence and the parking rates then in effect.

(i) Limitations. Notwithstanding any provision herein to the contrary, Tenant’s rights under this Lease shall always be subject to (a) reservations, restrictions, easements and encumbrances of record, as amended from time to time, (b) such rules and regulations from time to time established by Landlord with respect to the Property pursuant to Section 6.3(c) (the “Rules and Regulations”), and (c) Landlord’s reservations set forth in subsection (b) below or elsewhere in this Lease.

(b) Landlord Reservations.

Notwithstanding any provision herein to the contrary, Landlord reserves the right to: (i) grant, modify and terminate easements and other encumbrances so long as the same do not materially and adversely interfere with the Permitted Use of the Premises by Tenant, (ii) designate and change from time to time areas and facilities that may be used by Tenant provided such designations or changes do not materially and adversely interfere with Tenant’s use of the Premises , (iii) make additions to the Building, (iv) demolish portions of the Building and other improvements on the Land provided such demolition does not materially adversely affect the Premises, (v) construct other improvements at the Property, (vi) post “For Sale” and “For Lease” signs on the Property at any time during the Term, (vii) change the name and street address of the Building, and (viii) relocate Tenant, upon prior written notice delivered not less than 30 days prior to relocation, to other comparable space within the Building at any time during the Term; provided, however, that Landlord shall pay all reasonable costs of moving Tenant to such other space including the breakdown, move and set-up of furniture and equipment, the establishment of all telephonic, computer, internet and other electronic connections, moving files, and replacing stationery and signage with substantially equivalent materials.

Landlord further reserves the right to enter the Premises at all reasonable hours for the purpose of inspecting the Premises, doing maintenance, making repairs and replacements, reading meters or otherwise exercising its rights or fulfilling its obligations under this Lease, including without limitation, its rights as set forth in Section 9.1 hereof, and Landlord also shall have the right to make access available at all reasonable hours to prospective or existing mortgagees, purchasers or tenants of any part of the Property. Tenant acknowledges that Landlord shall have the right to market the Premises for lease during the Term. Except in the event of an emergency, Landlord shall make commercially reasonable efforts to notify Tenant in advance of any such entry, to avoid disruption to Tenant’s operations, and to provide Tenant with peaceful enjoyment of the Premises.

2.3 Access/Security. Tenant shall have access to the Premises at all times, subject to security precautions from time to time in effect (and subject always to restrictions based on emergency conditions. If and to the extent that Tenant desires to provide security for the Premises or for such persons or their property, Tenant shall be responsible at its own expense for so doing, after having first consulted with Landlord and after obtaining Landlord’s consent, which shall not be unreasonably withheld. Landlord shall maintain an internal and external security system for the Building in accordance with customary building security procedures that incorporates methods to address security issues and breaches immediately when they arise; provided, that Tenant acknowledges that Landlord’s security arrangements may not involve on-site security personnel directly located at the Building.

2.4 Early Termination. Notwithstanding anything to the contrary contained herein, the Term of this Lease shall automatically terminate upon the earlier to occur of: (i) the thirtieth (30th) day after the Lease Commencement Date as defined in the lease by and between Landlord and Tenant pertaining to the Permanent Space; or (ii) the ninetieth (90th) day after Landlord provides written notice of Landlord’s election to terminate this Lease in Landlord’s sole discretion provided that but for a Default of Tenant hereunder Landlord shall not terminate this Lease if the parties enter into a lease for the Permanent Space (in either case of (i) or (ii), the “Early Termination Date”).

ARTICLE III

BASE RENT

3.1 Payment.

The first month’s Base Rent shall be due and payable on delivery of an executed copy of this Lease to Landlord. Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, equal monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent due hereunder except for any abatement as may be expressly provided in this Lease. In the event that any installment of Base Rent or any payment of Additional Rent is not paid when due, Tenant shall pay to Landlord an administrative fee equal to 5% of the overdue amount.

3.2 Adjusted Rent.

If Landlord and Tenant are unable to enter into a separate lease agreement for the lease of the Permanent Space based on the Lease Proposal, notwithstanding their best efforts exercised in good faith to do so (a “Failure to Lease Permanent Space Event”), then the Base Rent shall automatically increase retroactively from the Rent Commencement Date to $525,000.00 per annum payable in monthly installments of $43,750.00. Tenant shall receive a credit against the adjusted rent for all amounts of Base Rent previously paid. In addition to the adjusted Base Rent, Tenant shall be responsible retroactively for the payment to Landlord, as Additional Rent, of Tenant’s pro rata share for the Premises Rentable Area as a percentage of all real estate taxes, insurance and operating expenses pertaining to the Building.

ARTICLE IV

TERM COMMENCEMENT DATE

4.1 Term Commencement Date. The “Term Commencement Date” shall be the day following the date on which Landlord substantially completes Landlord’s Work, as defined in Section 5.1.

Subject to the foregoing provision, Landlord anticipates that the Term Commencement Date shall be 45 days from the Effective Date. Promptly upon the occurrence of the Term Commencement Date, Landlord shall use reasonable efforts to deliver to Tenant written notice confirming same, but Landlord’s failure to deliver such notice shall not constitute a default by Landlord or affect the rights and obligations of the parties hereunder.

ARTICLE V

CONDITION OF PREMISES

5.1 Preparation of the Premises. Prior to the delivery of the Premises to Tenant, Landlord shall cause to be designed and constructed at its own expense the improvements to the Premises shown on the plan attached hereto as Exhibit B in accordance with the specifications attached hereto as Exhibit C (collectively, “Landlord’s Work”). All work shall be performed in a good and workmanlike manner.

Landlord shall cause Landlord’s Work to comply with the applicable requirements of the Americans with Disabilities Act, 42 U.S.C. Section 1201 et seq. and applicable state and municipal laws, ordinances, and any regulation of any public authority as they relate to the Premises and the Building. Tenant may not make any alterations to the Premises.

5.2 Early Entry. During the performance of Landlord’s Work, Tenant’s vendors shall have access to the Premises for installation of telecommunications wiring and installation of furniture, provided that such installation is coordinated with Landlord to avoid additional costs by Landlord and delay of completion of Landlord’s Work.

ARTICLE VI

USE OF PREMISES

6.1 Permitted Use. Tenant agrees that the Premises shall be used and occupied by Tenant only for the Permitted Use and for no other use without Landlord’s prior express written consent.

Tenant agrees and acknowledges that it has performed all investigations it has deemed necessary to satisfy itself that the use of the Premises for the Permitted Use is authorized under Applicable Law, including without limitation, all zoning laws in effect in the City of Cambridge, and that Landlord has made no representations or warranties to Tenant with respect thereto.

6.2 Signage. Tenant shall furnish at Tenant’s expense and Landlord shall install, at Landlord’s expense Tenant entry signage on the interior entry of all doors to the Premises. Such signage shall be subject to Landlord’s approval which shall not be unreasonably withheld. Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises or any portion of the Premises visible from outside the Premises, any sign, symbol, advertisement or the like visible to public view outside of the Premises. Landlord shall provide at Landlord’s expense identification of Tenant’s name and suite on the Building directory.

6.3 Other Requirements. Tenant agrees to conform to the following provisions during the Term of this Lease:

(a) Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building or the Property;

(b) Tenant shall, in its use of the Premises, comply with Applicable Law; and

(c) Tenant shall abide by the Rules and Regulations from time to time established by Landlord, the current version of which are attached hereto as Exhibit D. Landlord will not adopt any Rules and Regulations that could reasonably be expected to materially and adversely interfere with Tenant’s occupancy and enjoyment of the Premises for the Permitted Use. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control.

6.4 Hazardous Materials.

Tenant will be responsible for (and agrees to indemnify, defend and hold Landlord harmless from) any Environmental Conditions on, in or under the Premises caused by Tenant or any party acting under Tenant’s control. “Environmental Conditions” mean conditions where Hazardous Materials are present to the extent that any reporting, remediation or other action is required under any Environmental Laws. “Hazardous Materials” include: (i) any flammable, explosive, toxic, radioactive, biological, corrosive or otherwise hazardous chemical, substance, liquid, gas, device, form of energy, material or waste or component thereof, (ii) petroleum-based products, diesel fuel, paints, solvents, lead, radioactive materials, cyanide, arsenic, biohazards, printing inks, acids, metals, pesticides, ammonia compounds, and any other items which are found to have an adverse effect on the environment or the health and safety of persons or animals, and (iii) any item defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “regulated substance” or “toxic substance” under any Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time (collectively, “Environmental Laws”). The within covenants and indemnity shall survive the expiration or earlier termination of the Lease Term. Landlord expressly reserves the right to enter the Premises to perform regular inspections upon at least 24 hours prior written notice to Tenant, and only in a manner which does not unreasonably interfere with Tenant’s use of the Premises or business operations.

ARTICLE VII

INSTALLATIONS AND ALTERATIONS BY TENANT

7.1 General. Tenant shall have no authority, without the express written consent of Landlord, which may be withheld in Landlord’s sole discretion, to alter, remodel, reconstruct, demolish, add to, improve or otherwise change the Premises, except that Tenant shall have such authority, without the consent of Landlord, to make repairs to the Premises and do such things as are appropriate to comply with the obligations imposed on Tenant under other provisions of this Lease.

7.2 Tenant’s Removable Property. All articles of personal property and all business fixtures, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant free of an Landlord’s lien or other encumbrance that may be asserted by Landlord, and shall be removed by Tenant at any time prior to the expiration or earlier termination of the Term, provided that Tenant, at its expense, shall repair any damage to the Property caused by such removal.

7.3 Mechanics’ Liens. Tenant shall not cause or permit to be recorded, filed, claimed or asserted against the Premises any mechanic’s lien for supplies, machinery, tools, equipment, labor or material contracted for by, through or under such party and furnished or used in connection with any construction, development, alteration, improvement, addition to, demolition of, repair to or maintenance of the Premises, or any tax lien, judgment lien or other involuntary lien of any nature, and if Tenant causes or permits any such lien to be so recorded, filed, claimed or asserted, Tenant shall cause the same to be released or discharged within thirty (30) days thereafter. If Tenant breaches the foregoing covenant, then Landlord may cause any such claimed lien to be released of record by bonding or payment or any other means available. Tenant shall pay to Landlord on demand all sums paid and costs, including reasonable attorneys’ fees, incurred by the nondefaulting party in connection therewith.

ARTICLE VIII

ASSIGNMENT AND SUBLETTING

Tenant shall not assign, transfer, license or sublease (in whole or in part or parts) this Lease or its rights hereunder (in whole or in part or parts), without Landlord’s consent which may be withheld in Landlord’s sole discretion.

ARTICLE IX

MAINTENANCE, REPAIRS AND REPLACEMENTS

9.1 Landlord’s Obligations. Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair the roof, Structure (as defined below) the exterior walls of the Building (including exterior window units and glass and exterior doors and related glass), all shared Building Systems and Landlord’s Work. As used herein, “Structure” means the load bearing portions of the walls, columns, beams, concrete slab, footings, and structural beams of the roof, in each case as necessary to preserve the load bearing capacity thereof. Landlord also agrees to (a) keep and maintain all Common Facilities in a good and clean order, condition and repair, (b) keep all driveways, pedestrian walkways, and parking areas on the Property reasonably free of snow and ice and free of accumulation of dirt and rubbish, and (c) keep and maintain all landscaped areas on the Property in a neat and orderly condition. Notwithstanding the foregoing, Landlord shall have no obligation to maintain, repair or replace (i) Tenant’s Removable Property, (ii) , any improvements to the Building or equipment located within the Premises, or located elsewhere on the Property and serving the Premises exclusively constructed or installed by Tenant, or (iii) any supplemental equipment or Building Systems installed by Tenant or at Tenant’s request or as a result of Tenant’s requirements in excess of building standard design criteria (collectively, “Tenant’s Exclusive Facilities”).

Landlord reserves the right, exercisable by itself or its employees, agents or contractors, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, and, except in the event of an emergency, upon prior written notice to Tenant, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Building (including the Premises) and the fixtures and equipment of the Building, as well as in or to the street entrances, halls, passages, elevators, and stairways of the Building, as it may deem necessary or desirable, and to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building; provided, however, that Tenant is given reasonable advance notice of alterations or repairs, there be no unreasonable obstruction of the right of access to, or material interference with the use and enjoyment of, the Premises by Tenant, except temporarily during construction or other work and with reasonable alternative arrangements furnished during such construction at Landlord’s cost to mitigate the effects of such disruption. Landlord shall perform such activities in a manner which minimizes disruption of the business operations conducted within the Premises, except that Landlord shall not be obligated to employ labor at so-called “overtime” or other premium pay rates. Nothing contained in this ARTICLE IX shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making or causing to be made any repair, replacement or improvement or complying with any law, order or requirement of any governmental or other authority. Neither this Lease nor any use by Tenant shall give Tenant any right or easement or the use of any door or any passage or any concourse connecting with any other building or to any public convenience, and the use of such doors, passages, concourses and such other conveniences may be regulated or discontinued at any time and from time to time by Landlord without notice to Tenant and without affecting the obligations of Tenant hereunder and without Landlord incurring any liability to Tenant therefor.

Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly provided in this Section 9.1, unless expressly provided otherwise in this Lease. Notwithstanding any provision herein to the contrary, Landlord shall in no event be responsible for any (i) repair of glass in the Premises, the doors (or related glass and finish work) leading to the Premises, or (ii) any condition in the Premises, the Building or the Property caused by any act or neglect of Tenant or any of Tenant’s Agents, invitees or independent contractors.

Landlord shall never be liable for any failure to perform any of its maintenance, repair or replacement obligations under this Lease unless Tenant has given notice to Landlord of the need to perform the same, and Landlord fails to commence to perform the same within a reasonable time thereafter, or fails to proceed with reasonable diligence, competence or care to complete such performance.

9.2 Tenant’s Obligations.

(a) Except to the extent specifically required of Landlord under Section 9.1, Tenant will keep the Premises and Tenant’s Exclusive Facilities and every part thereof neat, clean and sanitary, and will keep its trash free of rodents and vermin and suitably store same at Tenant’s sole cost in the Premises or at other locations in the Building or on the Property designated by Landlord, and in receptacles approved by Landlord, from time to time, and will maintain the Premises (including without limitation, any interior glass and Tenant’s Exclusive Facilities, but excluding glass on exterior walls), and the Structure in good order, condition and repair, excepting only reasonable wear and tear of the Premises, and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and Tenant shall surrender the Premises and Tenant’s Exclusive Facilities (with the exception of Tenant’s Removable Property) to Landlord, upon the expiration or earlier termination of the Term, in such condition. Without limitation, Tenant shall, at Tenant’s expense, comply with, and cause the Premises and Tenant’s Exclusive Facilities to comply with all Applicable Law and the standards recommended by the local Board of Fire Underwriters applicable to Tenant’s use and occupancy of the Premises, and shall, at Tenant’s expense, timely obtain all permits, licenses and the like required thereby. Subject to Section 11.3 regarding waiver of subrogation, Tenant shall be responsible for the cost of repairs and replacements which may be made necessary by reason of damage to the Building to the extent caused by any negligence of Tenant, or its Agents, invitees or independent contractors (including any damage by fire or other casualty arising therefrom).

(b) If Tenant is required to repair, replace or maintain any portion of the Building pursuant to the provisions of this Lease, and Tenant fails to commence to perform such act within ten (10) days’ after Landlord’s written notice, or fails to complete such act so commenced within thirty (30) days of said notice, unless such act could not reasonably be completed within thirty (30) days, then within such period as reasonably determined by Landlord (except that no notice shall be required in the event of an emergency), Landlord may perform such act (but shall not be required to do so) and be reimbursed for its costs. Landlord shall not be responsible to Tenant for any loss or damage whatsoever that may accrue to Tenant’s stock or business or property by reason of Landlord’s performing such acts.

ARTICLE X

UTILITIES AND OTHER SERVICES

10.1 Heating, Ventilation and Air-Conditioning. Landlord shall, during Normal Business Hours, furnish at its cost (subject to the provisions of Section 3.2) heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation. If Tenant shall require air conditioning, heating or ventilation outside the hours and days above specified, Tenant shall pay therefor such charges on a pro rata basis for the Premises Rentable Area as may from time to time be in effect for the Building upon demand as Additional Rent. In the event Tenant introduces into the Building personnel or equipment which overloads the capacity of any Building System or in any other way interferes with the Building System’s ability to perform adequately its proper functions, supplementary systems may, if and as needed and upon prior notice to Tenant, at Landlord’s option, be provided by Landlord, and the cost of such supplementary systems shall be payable by Tenant to Landlord upon demand as Additional Rent.

10.2 Electricity and Telephone.

(a) General. Tenant shall pay all charges for electricity and telephone services directly to the utility provider.

(b) Electricity. Tenant agrees to pay all charges for electricity for lighting and equipment in the Premises. If the Premises are separately metered, then Tenant shall pay the electric company furnishing the electricity directly and, if requested by Landlord, provide Landlord with evidence of such payment. If the Premises are not separately metered, then Tenant shall pay to Landlord upon demand from time to time, as additional rent, the cost of all electricity consumed in the Premises, as said cost shall be the actual cost without markup as reasonably determined by Landlord from time to time based on methods reasonably approved by Tenant.

(c) Capacity. Tenant warrants and represents to Landlord that its electrical demand requirement shall be ordinary and customary for the Permitted Use, and that it has no reason to believe that such demand requirement will adversely affect the Building’s electrical system. Tenant’s use of electrical energy in the Premises shall not at any time exceed the maximum capacity permitted from time to time under Applicable Law and Tenant shall repair any damage caused by Tenant’s failure to observe such requirements.

(d) No Landlord Liability. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to the Premises by reason of any requirement, act or omission of the public or other utility serving the Building with electricity unless due to the act or omission of Landlord or Landlord’s Agents or independent contractors. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense that Tenant may sustain or incur if the quantity, character or supply of electrical energy is changed or is no longer available or suitable for Tenant’s requirements unless due to the negligent act or omission of Landlord or Landlord’s Agents or independent contractors.

(e) Limitation on Equipment. In order to assure that the capacity of the electrical system of the Building is not exceeded and to avert possible damage thereto, Tenant shall not, without Landlord’s prior consent, connect any fixtures, appliances or equipment to the Building’s electric distribution system other than ordinary and customary electrical equipment normally found in business offices and not drawing more than the building standard, as adjusted by Landlord from time to time.

10.3 Other Services. Landlord shall also provide the following services:

(a) Water and sewer service to the common area bathrooms.

(b) Cleaning and janitorial services for the common areas of the building, substantially in accordance with the cleaning standards from time to time in effect for the Building.

Temporary Interruption of Service. Landlord reserves the right to curtail, suspend, interrupt and/or stop for a temporary period of time the supply and/or flow of water, sewage, electrical current, cleaning and other services, and to curtail, suspend, interrupt and/or stop use for a temporary period of time of entrances and/or lobbies serving as access to the Building, or other portions of the Property, without thereby incurring any liability to Tenant, when necessary or advisable, in Landlord’s reasonable judgment, by reason of accident or emergency, or for repairs, alterations, replacements or improvements necessary or advisable, in Landlord’s reasonable judgment, or when prevented from supplying such services or use due to any act or neglect of Tenant or Tenant’s Agents, invitees or independent contractors or any person claiming by, through or under Tenant or by Force Majeure. If Landlord acts in accordance with the foregoing, no diminution or abatement of Base Rent or Additional Rent, nor any direct, indirect or consequential damages shall be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant hereunder be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. In addition, failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this Article shall not: (i) be construed as an eviction of Tenant, actual or constructive; (ii) entitle Tenant to an abatement of Base Rent or Additional Rent; (iii) release Tenant from prompt fulfillment of any of its covenants under this Lease; or (iv) except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Agents, render the Landlord liable in damages.

ARTICLE XI

INDEMNITY AND INSURANCE

11.1 Indemnification.

(a) Tenant’s Indemnity. Except to the extent arising from the negligence or willful misconduct of Landlord or Landlord’s Agents, Tenant agrees to indemnify and save harmless Landlord and Landlord’s Agents from and against all claims, losses, cost, damages, liabilities or expenses of whatever nature arising from any accident, injury or damage whatsoever to any person, or to the property of any person: (i) occurring in or about the Premises; (ii) occurring outside of the Premises but on or about the Property, where such accident, damage or injury results or is claimed to have resulted from any act or omission on the part of Tenant or Tenant’s Agents, invitees or independent contractors ; (iii) arising from the use or occupancy of the Premises or of any business conducted therein, and, in any case under clauses (i) through (ii), occurring (A) after the Term Commencement Date until the expiration or earlier termination of the Term of this Lease, and (B) thereafter so long as Tenant is in occupancy of all or any part of the Premises; or (iv) arising from any default or breach by Tenant or Tenant’s Agents under the terms or covenants of this Lease. This indemnity and hold harmless agreement shall include an indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including without limitation, reasonable Attorneys’ Fees and costs at both the trial and appellate levels; provided, notwithstanding any provision herein to the contrary, except for Tenant’s failure to comply with the provisions of Article IV, Tenant shall not be liable to Landlord for any loss of business or any other indirect or consequential damages suffered by Landlord from whatever cause. The provisions of this Section shall survive the expiration or earlier termination of the Lease, regardless of the cause of such expiration or earlier termination. For the avoidance of doubt, the foregoing provisions shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries to third parties to the extent caused by the negligence or misconduct of Landlord or Landlord’s Agents.

11.2 Insurance.

(a) Tenant’s Commercial General Liability. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, a policy of commercial general liability insurance (using the current Insurance Services Offices (“ISO”) form) under which the insurer agrees to indemnify, defend with counsel reasonably satisfactory to Landlord, and to hold Landlord, and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 11.1(a), subject to standard terms and conditions set forth in such policy.

(b) Tenant Property Damage Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, a policy of property damage insurance (ISO Causes of Loss – Special Form) with a business income endorsement and a utility services – time element limited endorsement, under which the insurer agrees to indemnify, defend with counsel reasonably satisfactory to Landlord, and to hold Landlord, and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 11.1(a), subject to standard terms and conditions set forth in such policy.

(c) Tenant Insureds/Umbrella Policy. With respect to the above-referenced commercial general liability and property insurance policies:

(i) Insured/Named Insureds. Tenant shall be named as an insured and Landlord and such other persons as are in privity of estate with Landlord as may be set out in a notice to Tenant from time to time, shall named as additional insureds; and

(ii) Umbrella Policy. Tenant may satisfy such insurance requirements by including the Premises in a so-called “blanket” and/or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises shall fulfill the requirements set forth herein. Tenant’s commercial general liability insurance policy shall be written on an “occurrence” basis, and shall be in at least the amounts of the General Liability Insurance specified in Section 1.1 or such greater amounts as Landlord in its reasonable discretion shall from time to time request.

(d) Tenant Casualty Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, property insurance (ISO Causes of Loss – Special Form) on a “replacement cost” basis, insuring Tenant’s Removable Property, and Landlord’s Work, to the extent that the same have not become the property of Landlord.

(e) Tenant’s General Insurance Requirements. Each policy required hereunder shall be non-cancelable, and non-amendable solely with respect to Landlord and

Landlord’s said designees interests in such policies, without thirty (30) days’ prior written notice to Landlord. With respect to all insurance which Tenant is required to carry hereunder. Tenant shall, prior to entering the Premises for any reason, deliver to Landlord a certificate of insurance reasonably satisfactory to Landlord with respect thereto.

(f) Landlord’s Insurance. Landlord shall insure the Property, including the Building and Premises, against damage by fire and other standard perils, and shall carry public liability insurance, all in such reasonable amounts as would be carried by a prudent owner of a similar building in the area. Tenant acknowledges that insurance carried by Landlord shall not be in lieu of any insurance required to be maintained by Tenant. Landlord shall not be liable to Tenant, or Tenant’s Agents, contractors or invitees for any damage to or loss of personal property (including, but not limited to, claims for the interruption of or loss to Tenant’s business arising from the loss of personal property ) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building, except for damage to or loss of personal property of Tenant’s Agents, invitees and independent contractors when due to the gross negligence or willful misconduct of Landlord or Landlord’s Agents.

11.3 Waiver of Subrogation. The parties hereto shall each procure an appropriate clause in, or endorsement to, any property insurance policy on the Property, including the Building and the Premises, or any personal property, fixtures or equipment located thereon or therein, pursuant to which the insurer waives subrogation or consents to a waiver of right of recovery in favor of either party and its respective Agents. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its Agents for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance.

ARTICLE XII

FIRE, EMINENT DOMAIN, ETC.

If the Premises shall be damaged by fire or casualty, the rent payable by Tenant hereunder shall abate or be reduced proportionately for the period in which, by reason of such damage, there is substantial interference with the operation of Tenant’s use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant’s use of the Premises, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises (exclusive of any of Tenant’s fixtures, furnishings, equipment and the like or work performed therein by Tenant) to substantially the condition in which the Premises were in prior to such damage .

If any part of the Building is taken by any exercise of the power of eminent domain, as a result of which there is substantial interference with the operation of Tenant’s use of the Premises, then the rent payable by Tenant hereunder shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant.

If the Premises or the Building are substantially effected by fire, casualty or a taking by an exercise of the right of eminent domain (the term “substantially effected” meaning damage of such a character that (i) the Premises are rendered totally or partially inaccessible or unusable by Tenant in the ordinary conduct of the Tenant’s business, and (ii) the same cannot, in the ordinary course, reasonably be expected to be repaired or replaced within ninety (90) days from the time that repair work would commence or the taking is completed), then either Landlord or Tenant shall have the right to terminate this Lease by giving notice to the other party of such election so to do, whereupon this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

ARTICLE XIII

ADDITIONAL COVENANTS

13.1 Tenant.

(a) Estoppel Certificate. Tenant shall, at any time and from time to time, upon not less than ten (10) business days prior written notice by Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate containing such statements of fact as Landlord reasonably requests.

(b) Financial Statements. Tenant shall, without charge therefor, at any time, within ten (10) business days following a request by Landlord, deliver to Landlord, or to any other party designated by Landlord and is bound by confidentiality restrictions acceptable to Tenant, a true and accurate copy of Tenant’s most recent financial statements.

13.2 Landlord.

(a) Covenant of Quiet Enjoyment. Subject to the terms and conditions of this Lease, on payment of the Rent and observing, keeping and performing all of the other terms and conditions of this Lease on Tenant’s part to be observed, kept and performed, Tenant shall lawfully, peaceably and quietly enjoy the Premises during the Term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

13.3 As to Both Parties.

(a) Recording. Tenant agrees not to record this Lease or any notice thereof without Landlord’s prior written consent.

ARTICLE XIV

HOLDING OVER; SURRENDER

14.1 Holding Over. Any holding over by Tenant after the Expiration Date shall be treated as a daily tenancy at sufferance at a rent equal to 200% of the Adjusted Rent as set forth in Section 3.2 (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or indirect, sustained by reason of any such holding over. In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

14.2 Surrender of Premises. Upon the expiration or earlier termination of the Term, Tenant shall peaceably quit and surrender to Landlord the Premises in the condition in which the same are required to be kept pursuant to Section 9.2, together with Landlord’s Work, excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility to repair or restore. Upon such expiration or earlier termination of the Term, Tenant shall remove from the Premises (i) all of Tenant’s Removable Property, and (ii) to the extent specified by Landlord at the time of their installation, all Landlord’s Work, and all partitions wholly within the Premises unless installed initially by Landlord in preparing the Premises for Tenant’s occupancy; and shall repair any damages to the Premises or the Building caused by such removal. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or earlier termination of the Term shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

ARTICLE XV

RIGHTS OF MORTGAGEES

15.1 Rights of Mortgagees. This Lease is and shall be subordinate to any mortgage from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, if the holder of such mortgage shall so elect. Tenant agrees to execute such instruments of subordination in confirmation of the foregoing agreement as such holder may reasonably request.

ARTICLE XVI

DEFAULT; REMEDIES

16.1 Tenant’s Default.

(a) If at any time subsequent to the date of this Lease any one or more of the following events (each a “Default of Tenant”) shall happen:

(i) Tenant shall fail to pay the Base Rent or Additional Rent hereunder when due and such failure shall continue for three (3) days after written notice to Tenant from Landlord; or

(ii) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure; provided, however that if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, then Tenant shall have an additional period, not to exceed ninety (90) days after the notice described in this subsection (ii), to remedy same, so long as Tenant promptly commences (and in any event within such thirty (30) day period) and prosecutes such remedy to completion with diligence and continuity; or

(iii) Tenant shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(iv) An Event of Bankruptcy (as hereinafter defined) shall occur with respect to Tenant; or

(v) A petition shall be filed against Tenant under any law (other than the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive);

(vi) If: (x) Tenant shall fail to pay the Base Rent or Additional Rent hereunder when due or shall fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall cure any such failure within the applicable grace period set forth in clauses (i) or (ii) above; or (y) a Default of Tenant of the kind set forth in clauses (i) or (ii) above shall occur and Landlord shall, in its sole discretion, permit Tenant to cure such Default of Tenant after the applicable grace period has expired; and the same or a similar failure shall occur two times within the next 365 days (whether or not such similar failure is cured within any applicable grace period);

then in any such case Landlord may terminate this Lease as hereinafter provided.

(vii) For purposes of subsection (a)(iv) above, an “Event of Bankruptcy” means the filing of a voluntary petition by Tenant, or the entry of an order for relief against Tenant, under Chapter 7, 11, or 13 of the Bankruptcy Code, and the term “Bankruptcy Code” means 11 U.S.C §101, et seq.

16.2 Landlord’s Remedies.

Upon the occurrence of a Default of Tenant, Landlord lawfully may immediately terminate this Lease by providing notice to Tenant and may use due course of law to evict Tenant and those claiming through or under Tenant, and may use any other lawful remedies; and Tenant covenants that in case of such termination, Tenant will forthwith pay to Landlord as damages a sum equal to the amount by which the rent and other payments called for hereunder for the remainder of the term exceed the fair rental value of the Premises for the remainder of the term, and, in addition thereto, will during the remainder of the term, pay to Landlord on the last day of each calendar month the difference, if any, between the rental (including without limitation Base Rent and Additional Rent) which would have been due for such month had there been no such termination and the sum of the amount being received by Landlord as rent from occupants of the Premises, if any, and the applicable prorated amount of the damages previously paid to Landlord.

16.3 Waiver.

(a) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never by a waiver by Tenant or Landlord of any of their respective rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than that due from Tenant to Landlord hereunder shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant hereunder. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

16.4 Landlord’s Default. Landlord shall in no event be in default under this Lease unless Landlord shall neglect or fail to perform any of its obligations hereunder and shall fail to remedy the same within thirty (30) days after notice to Landlord specifying such neglect or failure, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity.

16.5 Tenant’s Remedies. In the event of Landlord’s default under this Lease, and failure to cure same within any applicable notice and cure period, Tenant shall have the remedies available to it at law and in equity, as the same may be limited or waived by the terms hereof. Tenant acknowledges that its covenant to pay Base Rent and Additional Rent hereunder is independent of Landlord’s obligations hereunder, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Base Rent or Additional Rent due hereunder, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

16.6 Landlord’s Liability.

(a) General. Tenant agrees to look solely to Landlord’s equity interest in the Property at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord nor any Successor shall be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any Successor, or to take any action not involving the personal liability of Landlord or any Successor to respond in monetary damages from Landlord’s or any Successor’s assets other than Landlord’s or any Successor’s equity interest in the Property. Notwithstanding any provision herein to the contrary, Landlord shall never be liable to Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

17.1 Brokerage. The parties warrant and represent that they have dealt with no broker in connection with the consummation of this Lease other than the Brokers. No commission shall be due in connection with this lease transaction, unless a Failure to Lease Permanent Space Event (as defined in Section 3.2) occurs.

17.2 Invalidity of Particular Provisions. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

17.3 Provisions Binding, Etc. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, only such successors and assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. Any reference in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent by Landlord to such assignment by Tenant.

17.4 Notice. All notices or other communications required hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor), if sent by reputable overnight delivery or courier service (e.g., Federal Express) providing for receipted delivery, or if sent by certified or registered mail, return receipt requested, postage prepaid, to Landlord at Landlord’s Address, with a copy to John P. Dougherty, Esq., Nutter, McClennen & Fish, LLP, World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210-2604, and to Tenant, at Tenant’s Address.

Receipt of notice or other communication shall be conclusively established by either (i) return of a return receipt indicating that the notice has been delivered; or (ii) return of the letter containing the notice with an indication from the courier or postal service that the addressee has refused to accept delivery of the notice. Either party may change its address for the giving of notices by notice to the other party given in accordance with this Section 17.4.

17.5 When Lease Becomes Binding; Entire Agreement; Modification. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease is the entire agreement between the parties with respect to the Premises and expressly supersedes any negotiations, considerations, representations and understandings and proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any Agent of Landlord shall alter, change or modify any of the provisions hereof.

17.6 Headings and Interpretation of Sections. The article, section and paragraph headings throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

17.7 Waiver of Jury Trial. Landlord and Tenant hereby each waive trial by jury in any action, proceeding or counterclaim brought by either against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises.

17.8 Time Is of the Essence. Time is of the essence of each provision of this Lease.

17.9 Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

17.10 Governing Law. This Lease shall be governed by the laws of the Commonwealth of Massachusetts.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD: 150 SECOND STREET, LLC, a Delaware limited liability company

By:	/s/ Shawn Hurley
Name: Shawn Hurley
Title: Manager

TENANT: FOUNDATION MEDICINE, INC., a Delaware corporation

By:	/s/ Steven J. Kafka
Name: Steven J. Kafka
Title: Chief Business Officer

EXHIBIT A

Description of Land

That certain parcel of land with the buildings thereon situated in Cambridge, Middlesex County, Massachusetts being bounded and described as follows:

65 Bent Street, Cambridge, Massachusetts

WESTERLY	on Second Street, two hundred (200) feet;
NORTHERLY	on Charles Street, three hundred (300) feet;
EASTERLY	on land of owners unknown, two hundred (200) feet;
SOUTHERLY	on Bent Street, three hundred (300) feet.

Containing 60,000 square feet of land, any or all of said measurements being more or less.

Subject to that certain Ground Lease dated November 12, 2010 by and between Bent Associates Limited Partnership, a Massachusetts limited partnership, as ground lessor, and 150 Second Street, LLC, a Delaware limited liability company, as ground lessee, notice of which Ground Lease is recorded with the Middlesex County South District Registry of Deeds in Book 55812, Page 1.

Being the same premises conveyed by Quitclaim Deed dated December 26, 1985 and recorded with said Deeds in Book 16676, Page 105.

EXHIBIT B

Plan of Premises

LIMIT OF WORK
1 FIRST FLOOR PLAN

159 Second Street

Cambridge, Massachusetts

TENANT IMPROVEMENT CONSTRUCTION DOCUMENTS

FIRST FLOOR PLAN

A1.01

EXHIBIT C

Specifications

EXHIBIT C

Tenant Fit-Out Space
150 Second Street, Cambridge, MA	02/06/13
Elkus Manfredi Architects, Project #10106.01

SECTION 09999

SCHEDULE OF FINISHES

ACOUSTICAL CEILING TILE

ACT-1	ITEM: Ceiling Tile
LOCATION: Typical throughout
MFR: Armstrong or Equal
CODE: Ultima Fine Fissured High NRC/1821
COLOR: White
NOTE: 24" x 24" x 3/4" thk. beveled tegular edge tile w/ Silhouette XL 9/16" with 1/8" reveal fineline tee system / acoustic rating
NRC = .7
CONTACT:

CARPET

CPT-1	ITEM: Carpet
LOCATION: Typical carpet throughout, unless noted otherwise
MFR: J+J Invision
CODE: Emerge Modular (7982), 24" x 24"
COLOR: 1480 Morph
NOTE: 1/3 Ashlar layout. See plans for pattern direction.
CONTACT: Lauren Burke, Allegheny Contract Flooring. Cell: 203-722-5638
lburke@alleghenycontract.com

CPT-2	ITEM: Carpet
LOCATION: Conference Rooms/Offices/Reception as noted on the plan
MFR: The Mohawk Group
CODE: Coordination, 24"x24"
COLOR: 3253 This One
NOTE: Quarter turned.
CONTACT: Lauren Burke, Allegheny Contract Flooring. Cell: 203-722-5638
lburke@alleghenycontract.com

WALL BASE

WB-1	ITEM: Wall Base
LOCATION: Typical throughout, unless noted otherwise
MFR: Roppe
CODE: Vinyl - 2" High
COLOR: 193 Black Brown
NOTE: Straight base, except at RF-1 & RF-2
CONTACT:

SCHEDULE OF FINISHES

09999-1

Tenant Fit-Out Space
150 Second Street, Cambridge, MA	02/06/13
Elkus Manfredi Architects, Project #10106.01

PAINT

PT-1	ITEM: Paint
LOCATION: Typical paint throughout, unless noted otherwise
MFR: Benjamin Moore
CODE: 967
COLOR: Cloud White
NOTE: Eggshell Finish
CONTACT: 1.888.854.9889

PT-2	ITEM: Paint
LOCATION: Accent walls as noted on plans
MFR: Benjamin Moore
CODE: 2170-30
COLOR: Autumn Cover
NOTE: Eggshell Finish
CONTACT: 1.888.854.9889

PT-3	ITEM: Paint
LOCATION: Ceiling, Soffits MFR: Benjamin Moore
CODE: White to match ACT
COLOR: see above
NOTE: Flat Finish
CONTACT: 1.888.854.9889

RESILIENT FLOORING

RF-1	ITEM: VCT Tile
LOCATION: Staff Lounge, Coats/Equipment Room & Copy Room
MFR: Mannington Commercial
CODE: Progressions
COLOR: 55141 Cool White
NOTE: Checkerboard layout, see plans.
CONTACT:

RF-2	ITEM: VCT Tile
LOCATION: Staff Lounge, Coats/Equipment Room & Copy Room
MFR: Mannington Commercial
CODE: Progressions
COLOR: 55129 Putty
NOTE: Checkerboard layout, see plans.
CONTACT:

SCHEDULE OF FINISHES

09999-2

Tenant Fit-Out Space
150 Second Street, Cambridge, MA	02/06/13
Elkus Manfredi Architects, Project #10106.01

PLASTIC LAMINATE

PL-1	ITEM: Plastic Laminate LOCATION: Staff Lounge MFR: Pionite CODE: AG021 Suede COLOR: Sable
NOTE: Base Cabinet Verticals (Cabinet interiors to be black melamine finish) CONTACT:

PL-2	ITEM: Plastic Laminate
LOCATION: Staff Lounge
MFR: Pionite
CODE: AW141 Suede
COLOR: Rock of Ages
NOTE: Counter top and backsplash
CONTACT:

WOOD

WD-1	ITEM: Solid Core Wood Veneer Doors LOCATION: All new doors, unless otherwise noted MFR: Kamco Supply CODE: Ash (TBD) Veneer Door
COLOR: Stained to match base cabinet Plastic Laminate, PL-1
NOTE: Birch veneer may substitute for Ash if lead time for ash is prohibitive
CONTACT: Jim Limerick, 508-587-1384

- END OF SECTION -

SCHEDULE OF FINISHES

09999-3

EXHIBIT D

150 Second Street

Building Rules and Regulations

Tenant (and tenant employees and contractors) shall faithfully observe and comply with the following Rules & Regulations:

1.	The sidewalks, entrances, service elevator lobby, corridors, stairwells, and fire exits of the building shall not be encumbered by any tenant or its agents, employees, licensees or guests or shall be used for tenant’s premises provided that the fire exits and stairwells shall be so used only in case of an emergency.

2.	All deliveries to and removals from the building of furniture, equipment and supplies shall be by way of the loading dock – a platform (delivery entrance) located at the ground level of the building and accessible from the street and then only during such hours as may be prescribed by the owner’s representative (Monday through Friday, 7AM – 5PM). During such hours there shall be no separate charge to tenant for the normal use of the loading dock or freight elevator. After such hours there will be hourly costs for security guards to operate the elevator and to guard the loading dock.

3.	The loading dock and service elevator are for pick ups and deliveries only. Due to limited space at the loading dock, there is a vehicle parking limit of thirty (30) minutes, unless special arrangements are made with the Property Management Office. Persons using service elevators will sign in at the security desk in the main lobby and be issued a floor pass. Each tenant will supply a list of authorized employees that require access to the freight elevators.

4.	All incoming and outgoing shipments must be moved directly, by the delivery or pick up agent from the delivery entrance: such shipments will not be held at the delivery entrance. Building operating personnel are not authorized to sign receipt for shipments to or from the building.

5.	Furniture, equipment and supplies and other packaged materials and items requiring the use of a hand truck, pallet truck or other type of wheeled transport, shall be moved only upon the service elevator.

6.	All large deliveries, pick ups, moves and removal of demolition materials must be transported on the service elevator after hours, with prior approval of the owner’s representative and at the expense of the tenant. The removal of demolition material and the delivery of sheet rock will require the smoke detectors in the freight elevators to be disabled.

7.	No hand truck, pallet truck or other type of wheeled transport shall be used in the lobbies, corridors or elevators of the building.

8.	The owner’s representative reserves the right to inspect all items to be brought into the building and to exclude from the building all items which violate any provision of the rules and regulations or which may, in the reasonable judgment of the owner’s representative, constitute a hazard or danger to the building, its equipment or occupants.

9.	Any damage to the building or any part thereof caused by the moving in our out of the building of furniture, equipment, supplies, or other items, shall be repaired by the owner’s representative at the expense of the tenant responsible.

10.	Tenant shall notify the property management office when safes or other heavy equipment are to be taken in or out of the building, and such moving shall only be done after written permission is obtained from the property management office on such conditions, as the property management office shall require. Additional costs related to the installation of such equipment, shall, as for elevator use or window removal, will be borne by tenant.

11.	All construction and demolition work requires a written request to be approved by the property management office who will act reasonably in connection therewith. Tenant and tenant’s contractor will be required to follow the 150 Second Street Tenant Improvement Rules and Regulations that is available upon request at the property management office. Upon completion of approved work, tenant must provide “As-Built” drawings in both CAD and black line form to the owner’s representative.

12.	Access to the area above the ceiling must be scheduled and approved by the property management office. All ceiling tiles must be back in place by the end of the working day.

13.	The property management office reserves the right to control and operate the public portions of the building and the public facilities, as well as the facilities furnished for the common use of the tenants, in such manner as they deem best for the benefit of the tenants.

14.	The property management office reserves the right to exclude from the building, during non-business hours, all persons who do not present a valid building access photo id card.

15.	The property management office must be given advance written notification of any after-hour functions or deliveries requiring access via loading dock or building services. Tenant shall reimburse the owner’s representative for any costs incurred in connection with these services.

16.	No additional locks or bolts of any kind shall be placed upon any of the doors in any tenant’s premises and no lock on any door therein shall be changed or altered in any respect without property management approval.

17.	No acids, vapors, or other materials shall be discharged into non-designated waste lines, vents or flues of the building. The water wash closets and other plumbing fixtures in or serving any tenant’s premises (not specifically designed for this purpose) shall not be used for any purpose other than that for which they were designed or constructed, and no sweeping shall be deposited therein. The property management office shall repair any damage resulting to the same from misuse by a tenant, at the expense of the tenant.

18.	No tenant shall obtain, or accept for use in its premises, drinking water, food, beverage dispensers or vending machines of any kind without the written consent of the property management office, and then only from such suppliers in such places within the tenant’s premises and under such regulations as may be prescribed by the property management office.

19.	If a tenant’s premises becomes infested with vermin, such tenant, at its sole cost and expense, unless it is clearly determined that the same has been caused entirely by others, shall cause it premises to be exterminated by such exterminators as shall be approved by the property management office at such times and to such extent as the property management office deems necessary.

20.	No part of the tenant’s premises shall be occupied at any time as sleeping quarters and no part of the building shall be used for gambling or for any immoral or unlawful purposes or practices. No intoxicating liquor shall be sold in any part of the building unless allowed by the lease agreement.

21.	No animals or birds, bicycles, skate boards, in-line skater or other vehicles shall be allowed in the corridors, lobbies, elevators, sidewalks, walkways, gardens, or elsewhere in or around the building.

22.	Canvassing, soliciting or peddling in the building is prohibited and each tenant shall cooperate to prevent the same.

23.	A building directory with the names of the tenants will be provided and maintained by the property management office. The property management office at the tenant’s expense will make changes in the directory, within a reasonable time period after written notice from the tenant.

24.	Tenants may be requested to assign from their employees, personnel to perform specific tasks required by the building’s emergency evacuation plan. Person so assigned shall be made available from time to time for instructions by the building life safety director.

25.	Access to building tele/com centers and closets will be provided by building security only. All tenant tele/com vendors must follow 150 Second Street’s Low Voltage Cabling Policy manual that is available at the property management office. Anyone requesting access must have a valid id from the telecommunication company that employs them or be listed on the approved access list that is maintained at the property management office.

26.	Building maintenance will provide access to the building electric closets only. Tenants will be required to notify the property management office by electronic mail should a vendor require access. All tenant vendors must have a valid id from the company that employees them or be listed on the approved access list that is maintained at the property management office.

27.	Portable electric heaters, fans or desktop heating appliances (coffee cup warmers) are not allowed inside any tenant spaces or common areas within the building, unless approved by the property management office.

28.	Prior written approval, which shall be at the sole discretion of the property management office, must be obtained for installation of any window shades, blinds, drapes or any other window treatment of any kind.

29.	Plumbing, fixtures and appliances shall be used only for the purpose for which constructed, no other unsuitable material shall be placed therein.

30.	Owner and property management office shall have the right to prescribe the weight and position of heavy equipment or objects, which may overstress any portion of the floors of the premises. All damage done to the building by the improper placing of such heavy items will be repaired at the sole expense of the tenant.

31.	No nails, hooks or screws shall be driven into or inserted in any part of the building except as approved by the property management office, permitted by tenant’s lease, or as reasonably necessary to permit tenant to hang pictures and other wall decorations within the premises.

32.	Tenant shall comply with all requirements necessary for the security of the premises, including the use or property removal passes for the removal of office equipment/packages, and use of security control cards for access to the building at all times.

33.	Smoking is not permitted in the 150 Second Street common areas including exterior entrances, vestibules, corridors, restrooms, stairwells and parking garage. Additionally, smoking is not allowed within 25 feet of the front of the entrance of the building as well as the loading dock entrance. Tenant must comply with requests by the owner’s representative concerning informing their employees of items of importance to the owner.

34.	All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the premises, unless electrical holdbacks have been installed.

35.	Owner reserves the right to close and keep locked all entrance and exit doors during hours when the building is closed. Access to the building may be refused unless person seeking access has proper identification or has previously arranged a pass for access to the building. The owner and its representative shall in no case be liable for damages for any error with regard to the admission to or exclusion from the building of any person. In case of invasion, mob, riot, public excitement or other commotion, owner reserves the right to prevent access to the building during the continuance of it by any means it deems appropriate for the safety and protection of life and property.

36.	No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the building or carried up or down in elevators, except upon prior notice to the property management office and in such manner, in such specific elevator, and between such hours as shall be designated by the owner. Tenant shall provide the property management office with not less than 24 hours prior notice of the need to utilize the elevator for any such purpose, so as to provide owner with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the building. In no event shall tenant’s use of the elevators for any such purpose be permitted during the building’s prescribed business hours.

37.	Tenant shall not disturb, solicit or canvass any occupant of the building and shall cooperate with the owner or owner’s agent to prevent it.

38.	The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

39.	Tenant shall not use any method of heating or air conditioning other than that which is supplied by the owner without the prior written consent of the owner.

40.	Cooking shall not be permitted or done by any tenant on the premises, nor shall the premises be used for the storage of merchandise for lodging of for any improper objectionable or immoral purposes. Notwithstanding the foregoing, laboratory approved equipment and microwave ovens may be used on the premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to owner and other tenants.

41.	Owner will approve where and how telephone wires are to be introduced to the premises. No boring or cutting for wires shall be allowed without the consent of the owner. The location of telephone, call boxes and other office equipment affixed to the premises shall be subject to the approval of the owner.

42.	Tenant, it’s employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairwells or elevators and shall use the same only as a means of ingress and egress for the premises.

43.	Tenant shall store all trash and garbage within the interior of the premises. No material shall be placed in the trash boxes or receptacles if material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the City of Cambridge without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes at such times, as owner shall designate.

44.	Tenant shall assume any and all responsibility for protecting the premises form theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the premises closed, when the premises are not occupied.

45.	Owner may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants. This shall not prevent the owner from thereafter enforcing any such Rules and Regulations against any or all tenants of the building.

46.	No awnings or other projects shall be attached to the outside walls of the building without the prior written consent of the owner. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the premises without prior written consent of the owner. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the building must be fluorescent and/or of a quality, type, design and bulb color approved by the owner.

47.	Food vendors shall be allowed in the 150 Second Street building upon receipt of a written request from the tenant. The food vendor shall service only the tenants that have a written request on file in the property management office. Under no circumstances shall the food vendor display their products in a public or common area including corridors and elevator lobbies. Any failure to comply with this rule shall result in the immediate permanent withdrawal of the vendor from 150 Second Street.

48.	Tenant shall comply with any non smoking ordinances adopted by any applicable governmental authority. In addition, owner reserves the right to designate in owner’s sole discretion, the only outside areas of the premises where smoking shall be permitted.

49.	Owner and its agent have the right to evacuate 150 Second Street in the event of an emergency or catastrophe.

50.	Owner and its agent reserves the right at any time to change or rescind any one or more of these Rule and Regulations or to make such other further reasonable Rules and Regulations as in owner’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the premises and building, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants. Owner shall not be responsible to tenant or to any other person for the non-observance of the Rules and Regulations and tenant shall agree to abide by these rules as a condition of its occupancy of the premises.